THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE, OR AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS UNDER THE ACT OR SUCH STATE LAW.

FOCUS VENTURE PARTNERS, INC.

COMMON STOCK PURCHASE WARRANT

Certificate No. W-1
Dated as of December 3, 2012

THIS IS TO CERTIFY that Atalaya Special Opportunities Fund IV LP (Tranche B), a Delaware limited partnership (the “Holder”), having its principal place of business at 780 Third Avenue, 27th Floor, New York, New York 10017, or its registered assigns, is entitled upon the due exercise hereof at any time during the Exercise Period (as hereinafter defined) to purchase 5,227,841 shares of Common Stock (as hereinafter defined) of Focus Venture Partners, Inc., a Nevada corporation (together with any successor thereto, the “Company”), at a price per share equal to $0.0001 (the “Exercise Price”), and to exercise the other rights, powers and privileges hereinafter provided, all on the terms and subject to the conditions set forth herein. The shares of Common Stock purchasable hereunder are referred to herein as the “Warrant Shares”. The number of Warrant Shares purchasable hereunder is subject to adjustment as hereinafter set forth.

This Warrant is issued by the Company pursuant to the terms and conditions of that certain Credit Agreement dated as of December 3, 2012 (as amended, supplemented or modified from time to time, the “Credit Agreement”) among Optos Capital Partners, LLC, MDT Labor, LLC, Focus Fiber Solutions, LLC, Jus-Com, Inc., CMK Resources Group, LLC, and Townsend Careers, LLC, as Borrowers thereunder (each of whom is a Subsidiary of the Company), the financial institutions from time to time parties thereto, as Lenders thereunder, and Atalaya Administrative LLC, as administrative agent for Lenders. The obligation of Lenders and Administrative Agent to execute and deliver the Credit Agreement and to consummate the transactions thereunder are conditioned on, among other things, the issuance of this Warrant, and the Company has agreed to issue this Warrant to the Holder in order to induce the Holder to enter into the Credit Agreement as a Lender thereunder.

Capitalized terms used in this Warrant and not elsewhere defined herein shall have the meanings set forth in Schedule 1 to this Warrant or, if not set forth therein, in the Credit Agreement. If the Credit Agreement is terminated prior to the termination of this Warrant, such terms shall have the definitions given to them in the Credit Agreement as in effect immediately prior to its termination.

1.           Right to Exercise. The registered holder hereof shall have the right, at its option, to exercise this Warrant, in whole or in part, at any time or from time to time during the period commencing on the date hereof and ending on December 3, 2022 (the “Exercise Period”). A holder of shares of Common Stock issued upon the whole or partial exercise of this Warrant shall continue to be entitled to all rights to which a holder of this Warrant is entitled pursuant to the provisions hereof. The Company agrees and acknowledges that each such holder of shares of Common Stock shall be and is hereby deemed to be a third party beneficiary of this Warrant.

2.           Anti-Dilution Adjustments.

(a)          Adjustments During Non-Dilution Period. It is the intent of the parties hereto that at all times prior to the expiration of the Non-Dilution Period, after giving effect to any exercise of this Warrant, the holder hereof and the holder of all Issued Warrant Units would collectively be the owner of (or have the right to acquire pursuant hereto) 12% (as such amount may be adjusted in the event of a cashless exercise hereof pursuant to Section 10) of the Common Stock Deemed Outstanding. If at any time prior to the expiration of the Non-Dilution Period, the Company enters into a Dilutive Transaction, the number of shares of Common Stock issuable hereunder shall be increased to the number equal to (i) the product of (A) the quotient obtained dividing (x) the Common Stock Deemed Outstanding immediately after such Dilutive Transaction (excluding the Warrant Shares and the Issued Warrant Shares, if any) by (y) 0.88, multiplied by (B) 0.12, minus (ii) the Issued Warrant Shares, if any.

(b)          Adjustments After Non-Dilution Period. If at any time after the expiration of the Non-Dilution Period, the Company enters into a Dilutive Transaction based on a Per Share Price which is less than the Non-Dilutive Price, the number of shares of Common Stock issuable hereunder shall be increased to the number determined by performing the following calculation and rounding the resulting number to the nearest whole share: Divide: (i) the Non-Dilutive Price then in effect of a share of Common Stock multiplied by the number of shares of Common Stock then issuable hereunder, by (ii) the Weighted Average Per Share Value.

(c)          Readjustment.

(i)          Expiration of Option or Right to Subscribe For or Purchase. If any option or right issued in connection with a Dilutive Transaction expires without having been exercised prior to the exercise by the Holder of its rights hereunder, the number of Warrant Shares then issuable hereunder shall forthwith be readjusted to such lesser number as would have been issuable had the option or right never been issued.

(ii)         Expiration of Right to Convert or Exchange. If any right to convert or exchange any Common Stock Equivalent issued in connection with a Dilutive Transaction expires without having been exercised prior to the exercise by the Holder of its rights hereunder, the number of Warrant Shares then issuable hereunder shall forthwith be readjusted to such lesser number as would have been issuable had the Common Stock Equivalent never been issued.

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3.           Other Adjustments.

(a)          Adjustment for Change in Common Stock. If the Company (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (ii) subdivides, splits or reclassifies its outstanding shares of Common Stock into a greater number of shares, or (iii) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares (each, an “Adjustment Event”), the number of Warrant Shares issuable hereunder immediately prior to such action shall be proportionately adjusted so that the Holder will receive, upon exercise, the aggregate number and kind of shares of capital stock of the Company which it would have owned immediately following such action if the Holder had exercised this Warrant in full immediately prior to such Adjustment Event. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. The adjustment shall be made successively whenever any Adjustment Event occurs. Upon each adjustment of the number of Warrant Shares issuable hereunder, the Exercise Price shall also be equitably and proportionately adjusted.

(b)          Adjustment for Reorganization. Subject to Section 18, if the Company, in any transaction or series of transactions, consolidates or merges with or into another Person, or sells all or substantially all of its assets or stock or other equity securities or enters into any other similar transaction, liquidation, recapitalization or reorganization (any such action, transaction or series of transactions resulting in any of the foregoing, a “Reorganization”), or undergoes a Change of Control, there shall thereafter be deliverable, upon exercise of this Warrant (in lieu of the number of Warrant Shares theretofore deliverable) the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock that would otherwise have been deliverable upon exercise of this Warrant in full would have been entitled upon such Reorganization or Change of Control if such Warrant had been exercised in full immediately prior to such Reorganization or Change of Control.

4.           Participation in Dividends, Distributions, Repurchases or Redemptions. If the Company declares any dividend or makes any distribution, in each case, that is not in shares of Common Stock, or repurchases or redeems any of its capital stock (except forfeitures by holders, and/or repurchases by the Company, of any shares of Common Stock or options pursuant to any employment agreements with executives of the Company or any consulting agreements with consultants, or pursuant to any stock option, incentive, purchase, restricted stock or similar agreement or benefit plan or program of the Company, any option or restricted stock granted pursuant to any such plan or program or any agreement evidencing any such option or restricted stock (collectively, “Permitted Redemptions”)), the Company will pay the Holder the declared dividend, or offer to include the Holder in such distribution, repurchase or redemption, as if the Holder had exercised this Warrant in full immediately prior to such event (or any record date with respect thereto). If the Holder elects to participate in a repurchase or redemption, this Warrant shall be modified (as of the date of such event) so that the Holder shall be entitled to receive, upon exercise, the number of Warrant Shares issuable hereunder less the number of Warrant Shares redeemed or repurchased.

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5.           Prior Notice as to Certain Events.

(a)          Dividends, Distributions, Subscription Rights. If the Company (i) pays any dividend, or makes any distribution, or repurchases or redeems any of its capital stock (except Permitted Redemptions), (ii) offers any subscription rights pro rata to the holders of its capital stock to purchase any additional shares of stock of any class or any other rights, or (iii) authorizes the issuance of shares of Common Stock or Common Stock Equivalents, then at least 10 Business Days prior to the record date for such action, the Company will send written notice (by first class mail, postage prepaid, addressed to the Holder at its address shown on the books of the Company) of the dates on which (A) the Company will close its books or take a record for such action, (B) such action will occur, and (C) the holders of capital stock of record will participate in such action.

(b)          Reorganizations, etc. If the Company (i) enters into any Dilutive Transaction, Reorganization, reclassification of its capital stock or equity securities or Change of Control, (ii) is the subject of a voluntary or involuntary dissolution, liquidation or winding up of the Company, (iii) engages an underwriter in connection with an IPO, or (iv) receives a notice from any holder of its equity securities that such holder desires to exercise its right to “put” or sell such securities back to the Company, then at least 10 Business Days prior to such action or transaction (except in the case of any involuntary dissolution, liquidation or winding up of the Company, within 5 Business Days of the Company’s knowledge of such action or transaction), the Company will send written notice (by first class mail, postage prepaid, addressed to the Holder at its address shown on the books of the Company) of the dates on which (A) the Company will close its books or take a record for such action, (B) such action will occur, and (C) if applicable, the holders of capital stock of record may exchange their capital stock for securities or other property deliverable upon such action.

(c)          Certificate as to Adjustments. In each case of any adjustment or readjustment in the number of shares, securities or other property issuable upon exercise of this Warrant, the Company at its expense will promptly provide written notice to the Holder stating the number of shares of Common Stock, other securities or other property then issuable upon exercise of this Warrant and the applicable Exercise Price after such adjustment, showing how such amounts were calculated. Upon each adjustment of the number of Warrant Shares issuable hereunder, the Exercise Price shall also be equitably and proportionately adjusted.

6.           Holder’s Subscription Rights. If at any time after the date hereof the Company proposes to issue shares of its Common Stock in a transaction that does not alter the number of shares, securities or other property issuable upon exercise of this Warrant in accordance with the terms hereof, the Company shall notify the Holder of this Warrant of such proposed issuance thereof in writing. Within twenty (20) days after the receipt of such a notice, (a) the Holder of this Warrant shall have the right (but not the obligation) to inform the Company in writing that such holder elects to have issued to it, for no additional consideration, additional warrants to acquire, at an exercise price equal to the proposed sale price of the shares being issued, a number of shares of Common Stock equal to the number of shares then being issued by the Company multiplied by such holder’s percentage of the then total number of outstanding shares of Common Stock represented by the then outstanding Warrant and (b) the holder of Issued Warrant Shares shall have the right (but not the obligation) to inform the Company in writing that such holder elects to have issued to it, at the price equal to the proposed sale price of the other shares then being issued, a number of shares of Common Stock equal to the number of other shares then being issued multiplied by the percentage of the total number of outstanding shares of Common Stock represented by the Issued Warrant Shares then held by the holder.

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7.           Reservation of Common Stock. The Company will reserve and keep available for issuance and delivery upon the exercise of this Warrant such number of its authorized but unissued shares of Common Stock or other securities of the Company as will be sufficient to permit the exercise in full of this Warrant. Upon issuance, each of the Warrant Shares will be validly issued, fully paid and nonassessable, free and clear of all preemptive or similar rights, liens, security interests, charges and other encumbrances and/or restrictions on sale or otherwise.

8.           No Voting Rights; Limitations of Liability. Prior to exercise, this Warrant will not entitle the Holder to any voting rights or other rights as a stockholder of the Company not granted herein. No provision of this Warrant, in the absence of affirmative action by the Holder to exercise this Warrant, and no enumeration in this Warrant of the rights or privileges of the Holder, will give rise to any liability of such Holder for the Exercise Price.

9.           Exercise Procedure. To exercise this Warrant, the registered holder hereof must deliver to the principal office of the Company this Warrant, the subscription substantially in the form of Exhibit A attached hereto, and the Exercise Price for the Warrant Shares being purchased. The Holder may deliver the Exercise Price by any of the following methods, at its option: (i) in legal tender, (ii) by bank cashier’s or certified check, (iii) by wire transfer to an account designated by the Company, or (iv) in accordance with Section 10. Upon exercise, the Company, at its sole expense (including the payment by the Company of any documentary, stamp, issue or transfer taxes), will issue and deliver to Holder, within 3 Business Days after the date on which the Holder exercises this Warrant, certificates for the Warrant Shares purchased upon exercise of this Warrant. The Warrant Shares so purchased shall be deemed issued, and the Holder deemed the holder of record of such Warrant Shares, as of the opening of business on the date on which the Holder exercises this Warrant. The Company shall pay any and all documentary, stamp or issue, transfer or similar taxes payable in respect of the issue or delivery of the Warrant Shares. This Warrant may be exercised in whole or in part and in the event this Warrant is partially exercised, the Company shall forthwith issue and deliver to the Holder a new Warrant of like tenor to purchase that number of shares of Warrant Shares with respect to which such partial exercise did not apply. The exercise of this Warrant and payment of the Exercise Price in accordance with Section 10 is intended to qualify as a tax free reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended

10.         Cashless Payment.

(a)          Right to Convert. In lieu of paying the applicable Exercise Price by legal tender, check, or wire transfer, the Holder may elect to receive, upon any exercise of this Warrant, that number of Warrant Shares equal to the quotient obtained by dividing:

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[(A-B)(X)] by (A), where:

A =	the Conversion Value (as defined below) of a share of Common Stock on the date of exercise;

B =	the Exercise Price for a share of Common Stock;

X =	the number of Warrant Shares (equal to or less than the number of Warrant Shares then issuable hereunder) as to which this Warrant is being exercised.

(b)          Conversion Value. For purposes of this Section 10, only, the Conversion Value of a share of Common Stock means: (i) if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on NASDAQ NMS, the average of the last reported sale price of the Common Stock for the five trading days prior to the date of exercise of this Warrant (or the average closing bid and asked prices for each such day if no such sale is made on such day); (ii) if clause (i) does not apply, and if the prices are reported by the National Quotation Bureau, Inc., the average of the means of the last reported bid and asked prices reported for the five trading days prior to the date of exercise of this Warrant; and (iii) in all other cases, the Fair Market Value per share.

11.         Sale of Warrant or Warrant Shares.

(a)          Neither the sale of this Warrant nor the issuance of any of the Warrant Shares upon exercise of this Warrant have been registered under the Securities Act or the Exchange Act or under the securities laws of any state. The issuance of the Warrant Shares upon exercise of this Warrant shall be subject to compliance with all applicable Federal and state securities laws. Neither this Warrant nor any of the Issued Warrant Shares may be sold, assigned, transferred, pledged or hypothecated or otherwise disposed of except: (i) as permitted by any effective registration statement under the Securities Act and such registration or qualification as may be required under the securities laws of any state in question, (ii) as permitted by an exemption from such registration and/or qualification requirements under the Securities Act and the securities laws of any state or if any such registration and/or qualification is not required, (iii) to an Affiliate of the Holder hereof, (iv) to a successor to the Holder hereof as a result of a merger or consolidation with, or sale of all or substantially all of the equity interests or assets of, the Holder hereof, (iv) pursuant to Section 12, or (v) to any Person if the holder hereof shall also transfer or assign to such person all or a part of its interest in the Credit Agreement. In the case of any transfer pursuant to the preceding clause (ii), if reasonably requested by the Company, the Holder shall obtain an opinion of counsel reasonably acceptable to the Company legal opinion stating that such transfer may be effected without registration or qualification under any applicable Federal or state securities or blue sky law. For so long as any Warrant Shares have not been registered under the Securities Act or registered and qualified under the securities laws of all applicable states and are not then transferable without limitation or restriction in a single brokerage transaction under the provisions of Rule 144 or any similar rule then in effect, the Company shall cause each certificate evidencing any such Warrant Shares to bear the following legend:

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THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH REGISTRATION OR QUALIFICATION AS MAY BE NECESSARY UNDER THE SECURITIES LAWS OF ANY STATE, OR AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS UNDER THE ACT OR SUCH STATE LAW AND IF REASONABLY REQUESTED BY THE COMPANY, UPON THE DELIVERY OF A LEGAL OPINION STATING THAT SUCH TRANSFER IS PERMITTED UNDER FEDERAL AND STATE SECURITIES LAWS.

(b)          The Holder represents and warrants that it has been furnished with all information that it has requested for the purpose of evaluating its proposed acquisition of this Warrant to be issued to the Holder pursuant hereto, (ii) that the Holder will acquire this Warrant for its own account for investment and not for distribution in any manner that would violate applicable securities laws, but without prejudice to its rights to dispose of this Warrant or a portion thereof to a transferee or transferees, in accordance with such laws if at some future time the Holder deems it advisable to do so and (iii) that the Holder is an “accredited investor” as such term is defined in Regulation D of the Securities and Exchange Commission under the Securities Act of 1933, as amended. The acquisition of this Warrant by the Holder at the Closing shall constitute the Holder’s confirmation of the foregoing representations and warranties. The Holder understands that this Warrant are being sold to the Holder in a transaction which is exempt from the registration requirements of the Securities Act of 1933, as amended, and that the Company is relying, to the extent applicable, upon the representations and warranties contained in this section.

12.         Repurchase Obligations.

(a)          Company’s Obligation to Repurchase Warrant Shares. Upon written notice from the Holder from time to time during the Put Period, the Company shall, within sixty (60) days of the date designated in such notice, repurchase from such Holder all or the portion of the Warrant Shares designated in such notice for an amount determined by multiplying (a) the Put Price as of the date of such notice less the Exercise Price as of such date by (b) the number of Warrant Shares as of such date that are designated for repurchase in such notice. On the date designated for such repurchase, the Holder shall surrender this Warrant to the Company, without being required to make any representation or warranty (other than that the holder has good and valid title to the Warrant free and clear of liens, claims, encumbrances and restrictions of any kind), against payment therefor by wire transfer of immediately available funds as directed by the Holder. If less than all of the Warrant Shares are being repurchased, the Company shall cancel this Warrant and issue in the name of, and deliver to, the Holder a new Warrant for the portion of the Warrant Shares not being repurchased.

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(b)          Company’s Obligation to Repurchase Issued Warrant Shares. Upon written notice from any Holder of Issued Warrant Shares from time to time during the Put Period, the Company shall, within sixty (60) days of the date designated in such notice, repurchase from such Holder the number of such shares of Common Stock designated in such notice for an amount equal to the number of shares so designated multiplied by the Put Price as of the date of such notice. Upon the date designated for such repurchase, the Holder of such shares shall deliver to the Company, without being required to make any representation or warranty (other than that such holder has good and valid title to such shares free and clear of liens, claims, encumbrances and restrictions of any kind) one or more certificates representing the shares being repurchased duly endorsed for transfer to the Company, against payment therefor by wire transfer of immediately available funds as directed by the Holder. If less than all of such Holder’s Issued Warrant Shares are being repurchased, the Company shall issue a new certificate or certificates in the name of, and deliver to, such Holder representing the aggregate number of such shares not being repurchased.

(c)          Determination of the Put Price. For the purposes of this Section 12, the Put Price per share of Common Stock as of a date specified herein (the “Put Price”) shall be equal to the greater of (i) the Equity Value per share of Common Stock as of the date of such determination and (ii) the Put Formula Value per share of Common Stock as of the date of such determination.

13.         Transfer. The Company will register this Warrant on its books and keep such books at its offices. To effect a transfer permitted by clause (ii) under Section 13 hereof, the Holder must present (either in person, or by duly authorized attorney) written notice substantially in the form of Exhibit B attached hereto. To prevent a transfer in violation of Section 13, the Company may issue appropriate stop orders to its transfer agent.

14.         Replacement of Warrant. If the Holder provides evidence that this Warrant or any certificate or certificates representing the Warrant Shares have been lost, stolen, destroyed or mutilated, the Company (at the request and expense of the Holder) will issue a replacement warrant upon reasonably satisfactory indemnification by the Holder (if required by the Company).

15.         Governing Law. The laws of the State of Nevada (other than its conflict of law rules) govern this Warrant.

16.         Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder that as of the Closing Date:

(a)          Organization and Capitalization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The authorized capital of the Company consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, and 10,000,000 shares of Preferred Stock, par value $0.0001 per share, having a stated value of $11.00 per share. Each share of Preferred Stock is convertible into that number of shares of Common Stock determined by dividing the Stated Value of such Preferred Share by $0.08. As of the date hereof there are 38,337,500 shares of Common Stock and 100,000 shares of Preferred Stock issued and outstanding, and no shares of the Company’s capital stock are held in its treasury. No unissued shares of Common Stock are reserved for any purpose other than for issuance upon the exercise of this Warrant. The Company has not issued or agreed to issue any Common Stock Equivalents except as set forth on Exhibit 16(a) hereto, and there are no preemptive rights in effect with respect to the issuance of any shares of Common Stock. All the outstanding shares of the Company’s capital stock have been validly issued without violation of any preemptive or similar rights and are fully paid and nonassessable.

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(b)          Authority. The Company has full corporate power and authority to execute and deliver this Warrant and to perform all of its obligations hereunder, and the execution, delivery and performance hereof have been duly authorized by all necessary corporate action on its part. This Warrant has been duly executed on behalf of the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

(c)          No Legal Bar. Neither the execution, delivery or performance of this Warrant will (a) conflict with or result in a violation of the articles or certificate of incorporation or bylaws of the Company, (b) conflict with or result in a violation of any law, statute, regulation, order or decree applicable to the Company or any Affiliate (except that the Company’s ability to honor its obligations under Section 12 is subject to the availability of sufficient earned and/or capital surplus), (c) require any consent or authorization or filing with, or other act by or in respect of, any governmental authority, or (d) result in a breach of, constitute a default under or constitute an event creating rights of acceleration, termination or cancellation under any mortgage, lease, contract, franchise, instrument or other agreement to which the Company is a party or by which it is bound.

(d)          Validity of Shares. When issued upon the exercise of this Warrant as contemplated herein, shares of Common Stock will have been validly issued and will be fully paid and nonassessable.

17.         Covenants of the Company.

(a)          Notice of Stockholder Meetings. If a meeting of the stockholders of the Company is called or if consents of the Company’s stockholders are solicited to consider and take action on a proposal for (i) the declaration of a dividend or payment of a distribution with respect to the Common Stock, (ii) the voluntary dissolution, liquidation or winding up of the Company, (iii) the issuance of shares of Common Stock or any Common Stock Equivalents, (iv) any Change of Control, IPO or Reorganization, or (v) any other action, then the Company send written notice thereof to each Holder (by first class mail, postage prepaid, addressed to the Holder at its address shown on the books of the Company) at least five (5) Business Days prior to the record date for determining stockholders entitled to vote at such meeting or to take action with respect to such consent.

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(b)          Board Observation. The Company shall permit one authorized representative of the Holders (the “Board Participant”) to attend and participate in all meetings of its Board of Directors and any committee thereof, whether in person, by telephone or otherwise, and shall provide such representative with such notice and other information with respect to such meetings as are delivered to the directors of the Company, provided, however, that the Company’s Chief Executive Officer or President or a majority of the Board shall have the right to exclude Board Participant from all or portions of meetings of the Board or omit to provide Board Participant or the Holders with certain information if the President or Chief Executive or such members of the Board believes in good faith that such exclusion or omission is necessary in order to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties (provided however, that the Board Participant shall not be so excluded unless all other persons whose receipt of such materials or presence at a meeting would result in a violation of such third party confidentiality are also excluded). In addition, a majority of the Company’s Directors on the Board shall have the right to exclude the Board Participant from all or portions of meetings of the Board or omit to provide Board Participant or any Holder with certain information if such meeting or information involves information or analysis which would pose a material conflict of interest for Company and such Holder. The Company shall provide notice to the Board Participant of each regular meeting of its Board of Directors and any committee or subcommittee thereof, and notice of each special meeting of its Board of Directors and any committee or subcommittee thereof, in each case at such time and in such manner as notice is given to its Board of Directors but no later than five (5) Business Days in the case of a regularly scheduled meeting, two (2) Business Days in the case of a special meeting and as soon as practicable in the case of an emergency meeting. In addition, the Company will as soon as practicable send to the Board Participant copies of all reports and materials provided to members of its Board of Directors (or any committee or subcommittee thereof) in their capacity as members thereof, at meetings or otherwise. The Company’s Board of Directors taken as a whole shall meet at least three times per calendar year.

(c)          Cooperation. The Company shall cooperate with each Holder and each holder of Warrant Shares in supplying such information as may be reasonably necessary for such Person to complete and file any information reporting forms presently or hereafter required by the SEC and/or any other Governmental Authority as a condition to the availability of an exemption under the Securities Act and any applicable state securities law for the sale or purchase of this Warrant or any Warrant Shares.

(d)          Financial Statements. At any time prior to the expiration of the Exercise Period while any part of this Warrant is exercisable or outstanding or any Issued Warrant Shares are held by Holder, the Company shall provide to each Holder and each holder of Issued Warrant Warrant Shares, within five (5) Business Days of their completion, the financial statements required to be delivered to the Administrative Agent and Lenders pursuant to the Credit Agreement, regardless of whether the Obligations have been Paid in Full and the Credit Agreement terminated.

(e)          Proper Books and Records. The Company covenants that it will, and will cause its Subsidiaries to, keep proper books and records in which full, true and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities.

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(f)          No Impairment or Amendment. The Company shall not by any action including, without limitation, amending its articles or certificate of incorporation or by-laws, any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant or impair the ability of the Holder to realize upon the intended economic value hereof, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the Holder hereof against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any shares of Common Stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise, (b) take all such action as may be necessary or appropriate in order that the Company may validly issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, (c) obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant and (d) not issue any capital stock of any class which is preferred as to dividends or as to the distribution of assets upon the voluntary or involuntary dissolution, liquidation or winding up of the Company. On or before January 31, 2013, the Company shall provide evidence to the Holder that the Company has (i) amended Paragraph 3 of its Certificate of Designation with respect to the Preferred Stock to provide that the Preferred Stock shall not have any voting rights, (ii) amended its Certificate of Designation with respect to the Preferred Stock to delete Paragraph 5 thereof (pertaining to dividends on the Preferred Stock) in its entirety, (iii) amended its Certificate of Designation with respect to the Preferred Stock to delete Paragraphs 6.1 and 6.2 thereof (pertaining to conversion rights with respect to the Preferred Stock) in their entirety, (iv) amended its Certificate of Designation with respect to the Preferred Stock to delete Paragraph 7 thereof (pertaining to exchange of the Preferred Stock in connection with any consolidation, merger, combination or other transaction) in its entirety, and (v) amended its Certificate of Designation with respect to the Preferred Stock to delete Paragraph 8 thereof (pertaining to expenses payable upon conversion of the Preferred Stock) in its entirety.

(g)          Listing on Securities Exchange. If the Company shall list any shares of Common Stock on any securities exchange it will, at its expense, list thereon, maintain and increase when necessary such listing of, all Issued Warrant Shares and, to the extent permissible under the applicable securities exchange rules, all Issuable Warrant Shares, so long as any shares of Common Stock shall be so listed. The Company will also so list on each securities exchange, and will maintain such listing of, any other securities which the holder of this Warrant shall be entitled to receive upon the exercise thereof if at the time any securities of the same class shall be listed on such securities exchange by the Company.

(h)          Interested Transactions. Without the prior written consent of the Holder, the Company shall not, unless permitted in the Credit Agreement, (a) merge, consolidate with, or otherwise acquire all or any portion of the business, assets or securities of any Affiliate of the Company; (b) make any loans or other advances of money to officers, directors or stockholders or the Company or any Affiliate of the Company; or (c) otherwise enter into, or be a party to, any transaction with any officer, director, stockholder of the Company or any Affiliate of the Company or of such officer, director or stockholder; except in each of the foregoing cases pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable terms which are no less favorable to the Company than would obtain in a comparable arm’s length transaction with a Person not an officer, director, stockholder or Affiliate of the Company.

(i)          Indemnification. If the Company fails to make when due any payments provided for in this Warrant, the Company shall pay to the holder hereof (a) interest at the LIBOR Rate plus fifteen percent (15%) per annum on any amounts due and owing to such holder and (b) such further amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees and expenses incurred by such holder in collecting any amounts due hereunder. The Company shall indemnify, save and hold harmless the holder hereof from and against any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out-of-pocket expenses incurred in connection with or arising from an Event of Default.

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(j)          Certain Expenses. Except as specifically provided to the contrary in the Registration Rights Agreement, the Company shall pay all expenses in connection with, and all taxes (other than stock transfer taxes) and other governmental charges that may be imposed in respect of, the issue, sale and delivery of (a) the Warrant, (b) Warrant Shares and (c) the Issued Warrant Shares.

18.         Notice. All notices and other communications given to or made under this Warrant shall be in writing and shall be given to the Company at its address set forth in the Credit Agreement and to Holder at its address shown on the books of the Company, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 19, and shall be given only by, and shall be deemed to have been received upon: (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

19.         Change of Control. The Company shall not, directly or indirectly, enter into any Change of Control, Reorganization, IPO or merger, consolidation, reorganization or similar transaction in which the Company shall not be the surviving Company unless the proposed surviving Company shall, prior to such transaction, agree in writing to assume the obligations of the Company under this Warrant.

20.         Registration Rights Agreement. The Holder shall have certain rights in regard to this Warrant and Issued Warrant Shares as set forth in the Registration Rights Agreement, a true and correct copy of which is attached hereto as Exhibit C.

21.         Tag-Along Rights Agreement. The Holder shall have the right to participate or “tag-along” in the sale of any Common Stock by Christopher Ferguson or Michael Traina, the principal stockholder(s) of the Company, in accordance with the Tag-Along Rights Agreement, a true and correct copy of which is attached hereto as Exhibit D.

22.         No Effect Upon Lending Relationships. Anything herein to the contrary notwithstanding, nothing contained in this Warrant shall affect, limit or impair the rights and remedies of Administrative Agent or any Lender (each, a “Subject Entity”), any of its affiliates, funding or financing sources or any other lenders in their capacities as lenders to the Company or any of its subsidiaries pursuant to any agreement under which the Company or any of its subsidiaries has or from time to time will have borrowed money. Without limiting the generality of the foregoing, neither the Subject Entity nor any such other Person, in exercising its rights as a lender or other creditor, including making its decision on whether to foreclose on any collateral security, shall have any duty to consider (a) its status as a direct or indirect equityholder of the Company, (b) the interests of the Company or any of its subsidiaries or (c) any duty it may have to any other direct or indirect equityholder of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be signed on its behalf, in its corporate name, by its duly authorized officer, as of the date first written above.

FOCUS VENTURE PARTNERS, INC.,
a Nevada corporation

By:	/s/ Christopher Ferguson
Christopher Ferguson
President

Focus Fiber Warrant Signature Page

EXHIBIT A

IRREVOCABLE SUBSCRIPTION

To:          ____________________

The undersigned hereby elects to exercise its right under the attached Warrant by purchasing shares of the Common Stock, and hereby irrevocably subscribes to such issue. The certificates for such shares shall be issued in the name of:

(Name)

(Address)

(Taxpayer Number)

and delivered to:

(Name)

(Address)

☐	PAYMENT EXERCISE: The aggregate Exercise Price of $ _____ per share is enclosed.

or

☐	CASHLESS EXERCISE: In lieu of payment of the aggregate Exercise Price hereof, the attached Warrant is being exercised in accordance with Section 10 of the attached Warrant.

Date:

Signed:
(Name of Holder, Please Print)

(Address)

(Signature)

EXHIBIT B

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto:

(Name)

(Address)

the attached Warrant, together with all right, title and interest therein to purchase _____ shares of the Common Stock, and does hereby irrevocably appoint ________________________ as attorney-in-fact to transfer said Warrant on the books of ______________________, with full power of substitution in the premises.

Done this _______ day of ____________ 20____.

(Signature)

(Name and title)

(Address)

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

EXHIBIT D

TAG-ALONG RIGHTS AGREEMENT

SCHEDULE 1 TO WARRANT

“Change of Control” means the occurrence of an Event of Default under Section 8.1.10 of the Credit Agreement.

“Common Stock” means the common stock, par value $.00001 per share, of the Company, any stock into which such stock shall have been changed or any stock resulting from any reclassification of such stock and any other class of capital stock of the Company now or hereafter authorized having the right to share in distributions either of earnings or assets of the Company without limit as to amount or percentage.

“Common Stock Equivalent” means any security of the Company that is directly or indirectly convertible, exercisable, or exchangeable into Common Stock or any other Common Stock Equivalent at any time.

“Common Stock Deemed Outstanding” means, at any given time, the sum of:

(i)          the number of shares of Common Stock outstanding at such time, plus

(ii)         the full number of shares of Common Stock issuable upon conversion, exercise, or exchange of any Common Stock Equivalents (other than the Preferred Stock issued and outstanding on the date hereof) outstanding at such time.

“Consideration” means:

(i)          if the Company issues Common Stock, the gross proceeds received by the Company for each such share of Common Stock;

(ii)         if the Company issues Common Stock Equivalents, the gross proceeds received by the Company for each such Common Stock Equivalent, plus the minimum aggregate amount of gross proceeds, if any, payable to the Company upon exchange or conversion of each such Common Stock Equivalent;

(iii)        if the Company issues options or rights to subscribe for or to purchase Common Stock or Common Stock Equivalents, the gross proceeds, if any, received by the Company for each such option or right, plus the minimum aggregate amount of gross proceeds, if any, payable to the Company upon exercise of each such option or right and upon further exchange or conversion of each such Common Stock Equivalent into which such option or right was exercised or converted;

(iv)        if the Company issues a combination of securities consisting of Common Stock or Common Stock Equivalents and other securities of the Company, and if the amount of gross proceeds allocable to the Common Stock or Common Stock Equivalents is not determinable on its face at the time of such issuance, the portion of gross proceeds received by the Company, as determined in good faith by the Company’s Board of Directors; and

(v)         if the Company receives any non-cash consideration, the fair value of the non-cash consideration, as determined in good faith by the Company’s Board of Directors.

Schedule 1 - 1

“Dilutive Transaction” means any transaction (other than Exempt Transactions) where the Company does any of the following:

(i)          issues or sells any Common Stock or any Common Stock Equivalents;

(ii)         issues or sells any options, warrants or other rights to purchase or otherwise acquire any Common Stock or any Common Stock Equivalent; or

(iii)        decreases the subscription, exercise, conversion or exchange price of the securities described in (i) or (ii).

“Employee Options” means options to purchase shares of Common Stock or Common Stock Equivalents issued by the Company pursuant to a stock option plan approved by the shareholders and Board of Directors of the Company and Holder to employees of, consultants to, contractors with, or members of the Board of Directors of, the Company or any direct or indirect Subsidiary of the Company, in connection with or as compensation for the performance of services to the Company or any direct or indirect Subsidiary of the Company.

“Employee Option Shares” means shares of Common Stock into which Employee Options are exercisable or into which Common Stock Equivalents issuable upon exercise of Employee Options are exercisable.

“Equity Value” of the Company shall mean, as of any date specified herein,

(a)          in case Equity Value is being determined in connection with a Value Event described under subparagraph (a), (b) or (d) of the definition of Value Event, the amount equal to:

(i)          the sum of (A) the amount of consideration (including any cash distributed derived from the Company’s assets) received by the Company or its equityholders, plus (B) the implied value of any equity interest retained by the Company’s equityholders if the Value Event is not a merger or sale of all of the outstanding Capital Stock or assets of the Company, plus (C) the value of any assets retained by the Company in the case of a Value Event involving the sale of substantially all of the Company’s assets, plus (D) amount of any other quantifiable consideration included as part of a transaction, but only when, as and if received by the Company or its equityholders (i.e., deferred payments, above-market covenants not to compete, above-market consulting agreements or traded/exchanged properties); minus

(ii)         the sum of (A) amount of all reasonable and documented closing costs associated with any such transaction or transactions excluding amounts payable to the Company or any of its Affiliates, plus (B) the aggregate amount of any Funded Indebtedness outstanding as of the consummation of any such transaction or transactions;

(b)          in the case of a Value Event described under subparagraph (c) of the definition of Value Event, the amount equal to the initial public offering price multiplied by the Common Stock Deemed Outstanding; or

Schedule 1 - 2

(c)          in case Equity Value is being determined other than in connection with a Value Event, the Fair Market Value per share of Common Stock multiplied by the Common Stock Deemed Outstanding.

“Event of Default” means (a) the breach in any material respect of any warranty, or the inaccuracy in any material respect, of any representation, made by the Company herein, or (b) the failure by the Company to comply with any covenant contained herein, which failure shall not be cured within thirty (30) days after the earlier of (i) receipt by the Company of written notice of such failure, and (ii) the time at which an officer of the Company knew or became aware, or reasonably should have known or been aware, of such failure.

“Exempt Transaction” means any transaction where the Company:

(i)          issues any Common Stock or Common Stock Equivalents upon conversion or exercise of securities outstanding or issued as of the date hereof;

(ii)         issues any Common Stock upon exercise of this Warrant;

(iii)        issues Common Stock Equivalents as a dividend or upon a stock split;

(iv)        issues Employee Options to acquire Employee Option Shares in the aggregate not exceeding 5% of the Common Stock Deemed Outstanding (on an as converted, fully diluted basis) as of the date hereof; or

(v)         issues any Common Stock or Common Stock Equivalents to any holder of a Warrant or any Affiliate of a holder of a Warrant.

“Fair Market Value” of a share of Common Stock means:

(i)          if the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ NMS maintained by the National Association of Securities Dealers, Inc., the average of the last reported sale prices of the share of Common Stock on the previous five trading days prior to the date of determination (or the average closing bid and asked prices for each such day if no such sale is made on such day);

(ii)         if clause (i) does not apply, and if the prices are reported by the National Quotation Bureau, Inc., the mean of the last reported bid and asked prices reported on the previous five trading days prior to the date of determination;

(iii)        if clauses (i) and (ii) do not apply, and if the transaction involves the sale by the Company of securities to unaffiliated third parties (utilizing the services of an investment banker reasonably acceptable to Holder or a nationally recognized investment bank), the applicable per share price in such transaction; and

Schedule 1 - 3

(iv)        in all other cases as determined in good faith by the Board of Directors of the Company and approved by the Holder; provided that if the Holder does not approve such determination by the Board of Directors, the Fair Market Value shall be determined based on earnings and book value and other appropriate items in accordance with the following procedure:

(A)         the Holder and the Company will each select one qualified, independent appraiser; and

(B)         the two appraisers selected under clause (A) above will together select a third qualified, independent appraiser to determine a value, which value will be the “Fair Market Value”.

All appraisal costs will be paid by one-half by the Company and one-half by the Holder.

“Funded Indebtedness” as of any date specified herein shall mean the sum of (a) the aggregate amount of all Debt of the Company and its Subsidiaries as of such date, including the Obligations but excluding any intercompany Debt and any Debt owed to any Affiliate of the Company, and (b) the liquidation value of the Preferred Stock as set forth in the Company’s articles of incorporation.

“IPO” means an initial public offering and sale of equity securities by the Company, which securities are registered under the Securities Act of 1933, as amended (other than pursuant to a registration statement on Form S-8 or any successor form), and which offering and sale is underwritten by a nationally recognized investment bank.

“Issued Warrant Shares” means and shares of Common Stock issued upon exercise of this Warrant.

“Non-Dilution Period” means the period commencing on the date hereof and terminating immediately prior to the consummation of a Qualified IPO.

“Non-Dilutive Price” means the Fair Market Value of a share of Common Stock on the date of the Dilutive Transaction.

“Per Share Price” means the total Consideration for each share of Common Stock or Common Stock Equivalent issued or issuable by the Company in connection with a Dilutive Transaction.

“Preferred Stock” means shares of the Company’s Preferred Stock, $0.0001 par value, any stock into which such stock shall have been changed or any stock resulting from any reclassification of such stock.

“Put Formula Value” per share of Common Stock as of any date specified herein shall mean an amount equal to the quotient obtained by dividing (a) an amount equal to (i) the product of (x) 5.0 multiplied by (y) EBITDA for the twelve month period most recently ended, plus (ii) the aggregate amount of all cash and cash equivalents (including, without limitation, marketable securities and other short term investments) of the Company and its Subsidiaries as of such date, minus (iii) the amount of Funded Indebtedness as of such date, by (b) the Common Stock Deemed Outstanding on such date.

Schedule 1 - 4

“Put Period” means the period commencing on the earliest of (a) the fourth anniversary of the Closing Date, (b) the acceleration of the Obligations, (c) the occurrence of an Event of Default or (d) the occurrence of a Value Event, and terminating immediately prior to the consummation of a Qualified IPO (or, if a Qualified IPO is never consummated, on the last day of the Exercise Period).

“Qualified IPO” means an IPO with gross proceeds to the Company in excess of $10,000,000 (before deduction for underwriters commissions and expenses) in which the shares of Common Stock offered to the public represent a percentage of the Common Stock Deemed Outstanding that implies a pre-money valuation of not less than $25,000,000.

“Registration Rights Agreement” means the Registration Rights Agreement between the Company and the Holder, as the same may be amended from time to time.

“Value Event” shall mean any of the following events: (a) any merger or consolidation of the Company or any Subsidiary with or into any Person that is not the Company or a wholly-owned Subsidiary of the Company, in which the Company’s equityholders immediately prior to such merger or consolidation cease to own, directly or indirectly, a majority of the shares of Capital Stock of the surviving or resulting Person, (b) any sale or disposition of all or substantially all the assets of the Company or its Subsidiaries to a Person other than the Company or a wholly-owned Subsidiary of the Company, (c) any IPO other than a Qualified IPO, and (d) a Change of Control.

“Weighted Average Per Share Value” means the amount determined by performing the following calculation and rounding the resulting number to the nearest whole cent: Divide:

(i)          the sum of:

(a)          the Fair Market Value of a Warrant Share multiplied by the number of shares of Common Stock Deemed Outstanding immediately prior to the Dilutive Transaction, plus

(b)          the aggregate Consideration, if any, received or to be received by the Company in connection with the Dilutive Transaction, by

(ii)         the number of shares of Common Stock Deemed Outstanding immediately after the Dilutive Transaction.

Schedule 1 - 5

Exhibit 16(a)

Description of Common Stock Equivalents Outstanding